EXHIBIT 99.1
Energy XXI Gulf Coast, Inc. Announces Amendment of
Debt Exchange Offer and Consent Solicitation

HOUSTON – Oct. 29, 2009 – Energy XXI Gulf Coast, Inc. (the “Company”) today announced it has made certain amendments to its previously announced exchange offer and consent solicitation in respect of its 10% Senior Notes due 2013 (the “Senior Notes”), pursuant to its confidential offering circular and consent solicitation statement dated Sept. 4, 2009 (the “Offering Circular”), as amended by the Supplement thereto dated Sept. 18, 2009, and the Revision to Supplement thereto dated Sept. 21, 2009 and the accompanying letter of transmittal and consent (collectively, the “Offering Documents”).
The Company commenced an offer to exchange up to $347.5 million principal amount (the “Maximum Acceptance Amount”) outstanding Senior Notes properly tendered (and not validly withdrawn) and accepted by the Company for its newly issued 16% Second Lien Junior Secured Notes due 2014 (the “Second Lien Notes”), subject to proration.  In conjunction with the exchange offer, the Company also commenced soliciting consents from holders of the Senior Notes to certain proposed amendments to the indenture under which the Senior Notes were issued, which, if effected, would modify certain of the restrictive covenants in that indenture in order to permit the issuance of the Second Lien Notes.
The Company is amending the terms of the exchange offer as follows:
•           The exchange offer will be conducted as a private transaction in reliance upon an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).  The exchange offer will be made, and the Series A Second Lien Notes are being offered and will be issued, only to holders of Senior Notes that are “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or institutional “accredited investors,” as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.  The holders of Senior Notes who wish to participate in the exchange offer will be required to complete, sign and deliver to the Exchange Agent no later than 5:00 p.m., New York City time, on November 4, 2009 an Eligibility Letter that certifies they are at least one of the foregoing categories of institutional holders eligible to participate in the exchange offer.  Eligible institutional holders who already have validly tendered and not withdrawn their Senior Notes only need to complete, sign, date and deliver the Eligibility Letter to the Exchange Agent to participate in the Exchange Offer.

•           The exchange offer and the issuance of the Series A Second Lien Notes have not been registered under the Securities Act.  Accordingly, the Series A Second Lien Notes will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption thereon.  However, the Series A Second Lien Notes will be subject to certain registration rights.
•           The Expiration Date of the exchange offer is extended from 12:00 Midnight, New York City time, on Oct. 2, 2009 to 12:00 Midnight, New York City time, on Nov. 11, 2009, unless further extended.
•           The Early Tender Date of the exchange offer is extended from 5:00 p.m., New York City time, on Sept. 18, 2009 to 5:00 p.m., New York City time, on Nov. 4, 2009.  Consequently, holders who have tendered or tender their Senior Notes prior to such time, and have their Senior Notes accepted by the Company for exchange, will be entitled to the Total Consideration for such Senior Notes.
•           The Withdrawal Date of the exchange offer is extended from 5:00 p.m., New York City time, Sept. 18, 2009 to 5:00 p.m., New York City time, on Nov. 4, 2009.  Consequently, holders who have tendered or tender their Senior Notes may withdraw their Senior Notes prior to that time.  See “Amended Terms of the Exchange Offer and the Consent Solicitation.”

The Company has been advised by the exchange agent for the exchange offer that, as of 5:00 p.m., New York City time, on Oct. 28, 2009, $574,708,000 million principal amount of Senior Notes had been tendered and not withdrawn.

This press release does not constitute an offer to sell or the solicitation of an offer to buy Second Lien Notes in any jurisdiction in which an exchange offer or the acceptance of any outstanding Senior Notes in exchange for the exchange offer would violate the securities or blue sky laws of such jurisdiction.  This press release does not constitute an offer to sell or the solicitation of an offer to buy Series B Second Lien Notes in the concurrent private placement, which has been made only to certain qualified institutional buyers (as defined in Rule 144A under the Securities Act) and certain institutional accredited investors.

Forward-Looking Statements

Any statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, any statements of the Company’s plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation.  All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations.  There can be no assurance that the exchange offer and the consent solicitation will be completed, either because the conditions to complete the transaction may not be satisfied, or otherwise.  Factors that could affect the Company’s future results include:  the Company’s business strategy; the Company’s financial position; the Company’s cash flow and liquidity; declines in the prices we receive for the Company’s oil and gas affecting the Company’s operating results and cash flows; economic slowdowns that can adversely affect consumption of oil and gas by businesses and consumers; uncertainties in estimating the Company’s oil and gas reserves; replacing the Company’s oil and gas reserves; uncertainties in exploring for and producing oil and gas; the Company’s inability to obtain additional financing necessary in order to fund the Company’s operations, capital expenditures, and to meet the Company’s other obligations; availability of drilling and production equipment and field service providers; disruption of operations and damages due to hurricanes or tropical storms; availability, cost and adequacy of insurance coverage; competition in the oil and gas industry; the Company’s inability to retain and attract key personnel; the effects of government regulation and permitting and other legal requirements; costs associated with perfecting title for mineral rights in some of the Company’s properties; and other factors discussed under “Risk Factors” in the Offering Circular and the Parent’s 2009 Annual Report on Form 10-K.

About Energy XXI

Energy XXI is a Houston-based independent energy company engaged in the acquisition, development, exploration and production of oil and natural gas reserves in the U.S. Gulf Coast and the Gulf of Mexico.  The Company is an indirect wholly owned subsidiary of the Parent, Energy XXI, Inc. (Bermuda) Limited.  For more information, visit www.energyXXI.com.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Piers Coombs, Stewart Wallace
44 (0) 20 7523 8350
pcoombs@collinsstewart.com

Pelham PR
James Henderson
44 (0) 20 7337 1500
james.henderson@pelhampr.com

Mark Antelme
44 (0) 20 7337 1500
mark.antelme@pelhampr.com